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                           CERTIFICATE OF DESIGNATION

                                       OF

                                 LINDATECH INC.

                   (Pursuant to Section 151(g) of the Delaware
                             General Corporate Law)



         The undersigned, Adrian D. Wischer, being the President of Lindatech Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution, duly adopted by the Board of Directors of the Corporation, establishes and sets forth the rights, preferences, powers, designations, limitations and restrictions of the Corporation's Series A Convertible Preferred
Stock:
         "RESOLVED, that pursuant to the authority granted to this Board of Directors in the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby established out of the 4,000,000 authorized shares of Preferred Stock, par value $.0001 per share, a series consisting of 1,000,000 shares, designated as Series A Convertible Preferred Stock.

         The following are the powers, rights, qualifications and restrictions regarding the Series A Convertible Preferred Stock
(the "Series A Preferred Stock"):

         A.       Definitions.
                  -----------

                  1. "Common Stock" shall mean the Corporation's common stock, par value $.0001 per share.

                  2. "Conversion Date" shall mean the date on which certificates for shares of the Series A Preferred Stock have been surrendered for conversion in accordance with this Certificate of Designation.

                  3. "Control," "controlling" and "in control" shall mean or refer to possession of the ability to vote no less than 50.1% of the issued and outstanding voting stock of the Corporation.

                  4. "Conversion Rate" shall mean the number of shares of Common Stock into which each share of Series A Preferred Stock is


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convertible. Initially, the Conversion Rate shall be one share of
Common Stock for each share of Series A Preferred Stock subject to conversion. The Conversion Rate shall be subject to adjustment as provided in Section E.4. hereof.

                  5. "Liquidation Preference" shall mean $.0001 per share of Series A Preferred Stock, subject to adjustment.

                  6. "Market Price" shall mean, as of any given date, the fair market value per share of Common Stock as of the close of business on such date, or, if such date is not a business day, on the business day immediately preceding such date, as determined in good faith by the Corporation's board of directors; provided that, if the Common Stock is listed for trading on a national securities exchange, or on the NASDAQ National Market System, or on the NASDAQ Small Cap Market, or on the Over-the-Counter market, the fair market value per share of Common Stock shall be the closing bid price of the Common Stock on such national securities exchange, NASDAQ National Market System, NASDAQ Small Cap Market, or Over-the-Counter market, as reported by the National Quotation Bureau, Incorporated, as the case may be, on such date, or, if such date is not a business day, or there is no closing bid price on such date, on the first business day preceding such date on which there is a closing bid price.

                  7. "Person" shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department of agency or political subdivision thereof.

                  8. "Pro Rata" shall mean, with respect to any sums to be distributed to the holders of the Series A Preferred Stock, a pro rata allocation based on the full preferential amounts to which such holders are entitled.

         B.       Priority as to Payments.
                  -----------------------

         The Series A Preferred Stock shall rank prior to all other capital stock of the Corporation as to dividends, repurchase, or the distribution of assets upon liquidation.

         C.       Liquidation Rights.
                  ------------------

                  1. Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution of the assets of the Corporation shall be made to or set apart for the holders of any Common Stock, the holders of the Series A Preferred Stock shall be entitled to a cash payment, equal to the then applicable Liquidation Preference, for each share of Series A Preferred Stock held by them. Upon payment of such sum, the holders of Series A Preferred Stock shall not be entitled to any further payment or

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distribution in connection with any such liquidation, dissolution or winding up of the Corporation.

                  2. Partial Distribution. If, upon any such liquidation, dissolution or winding up, the assets of the Corporation distributable among the holders of the Series A Preferred Stock shall be insufficient to pay to them in full the Liquidation Preference, then all such assets, or the proceeds thereof, shall be distributed only among the holders of the Series A Preferred Stock, Pro Rata.

                  3. Merger, Consolidation, Etc. In the event of (i) a merger or consolidation of the Corporation with or into another entity, other than a wholly-owned subsidiary of the Corporation (except if (A) the then-current controlling shareholders of the Corporation after any such transaction remain in control of the Corporation or any combined or new corporation, or (B) such merger or consolidation does not result in the transfer of more than 50% of the voting securities of the Corporation), or (ii) except in the case of a reorganization of the Corporation in which the then-current controlling shareholders of the Corporation remain in control of the Corporation, any sale, conveyance, exchange or transfer of all or substantially all of (A) the assets or (B) the capital stock of the Corporation (in either case, for cash, shares of capital stock, other securities or other consideration) (collectively, an "Acquisition"), then, subject to the holder's right to make the election specified in Section E.4(d), if eligible, if the aggregate value of securities or other assets received by the Corporation or its stockholders in such Acquisition, after giving effect to the distribution of such consideration to all holders of outstanding capital stock of the Corporation, would result in the holders of Preferred Stock receiving consideration equal to, or in excess of, the then applicable Liquidation Preference (assuming conversion of all of the outstanding shares of Series A Preferred Stock), such securities or other assets received in the Acquisition will be distributed among the holders of Series A Preferred Stock and other classes of capital stock pro rata on an as converted basis. If such Acquisition would not result in the holders of Series A Preferred Stock receiving consideration in excess of the then applicable Liquidation Preference, such total amount will be distributed among the holders of Series A Preferred Stock until all such holders have received consideration equal to the then-applicable Liquidation Preference, with any excess consideration thereafter to be distributed to the holders of other classes of capital stock.

         D.       Voting Rights.
                  -------------

                  1. General. Other than as set forth in Section D.2. below, the holders of Series A Preferred Stock shall not be entitled to vote as Common Stock holders on any matters on which a

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vote of security holders of the Corporation is taken or written consent is given.

                  2. Certain Transactions Requiring Vote of all Holders as a Class. So long as any share of Series A Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the shares of the outstanding Series A Preferred Stock:

                           (a) authorize or issue any class of securities which have a liquidation preference or rights to dividends or other distributions superior to or pari passu with the Series A Preferred Stock; or

                           (b) amend this Certificate of Designation.


         E.       Conversion.
                  ----------

                  1. General. The holders of shares of Series A Preferred Stock shall have the right to convert shares of Series A Preferred Stock into shares of Common Stock in the following manner.

                  2. Optional Conversion.
                     -------------------

                           (a) Subject to (i) the restrictions on conversion set forth in Section E.2(b) below, and (ii) the provisions for adjustment hereinafter set forth in Section E.4., during the period during which any share of Series A Preferred Stock is outstanding (the "Conversion Period"), each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, upon surrender of the certificate(s) so to be converted, into fully paid and non-assessable shares of Common Stock, at the Conversion Rate, as adjusted.

                           (b) The Series A Preferred Stock will be convertible into shares of Common Stock if and only if the Corporation's audited consolidated net after tax income, as computed by a major accounting firm regularly retained by the Corporation, in accordance with generally accepted accounting principles, consistently applied, and in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended ("Net Income") exceeds a sum in U.S. Dollars equivalent to $3,571,429 Australian Dollars (the "Target Income") for any of the fiscal years ending June 30, 1999, 2000 and 2001 (each a "Target Year" and collectively the "Target Years"). In the event the Corporation's Net Income exceeds the Target Income

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                           in any Target Year, for each $200,000 increment in
                           U.S. Dollars that the Corporation's Net Income exceeds the Target Income, 200,000 shares of Series A Preferred Stock (as such number may be adjusted for stock splits, stock dividends and similar events) will become convertible into shares of Common Stock at the then prevailing Conversion Rate.

                  3. Conversion Procedure. Any shares so surrendered for conversion shall be duly endorsed, or accompanied by proper instruments of transfer, to the Corporation or in blank, together with a written notice to the Corporation of the election to make such conversion and of the name or names in which the certificate or certificates for shares of the Common Stock shall be issued. Any accrued and unpaid dividends upon the Series A Preferred Stock shall, upon conversion, in the Company's sole discretion, be paid in either cash or additional shares of Common Stock, such shares to be valued in the same manner as dividends payable in Common Stock. The Corporation shall pay all taxes and other charges in respect of the issue of shares of the Common Stock upon any such conversion; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of the Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered.

                  4. Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

                           (a) whenever the Corporation shall (i) declare a dividend payable in shares of Common Stock, or any securities convertible or exercisable into shares of Common Stock; (ii) subdivide the outstanding shares of Common Stock; (iii) combine the outstanding shares of Common Stock into a smaller number of shares; or
                           (iv) issue by reclassification of the Common Stock any shares of stock of the Corporation, the Conversion Rate shall be adjusted so that the holder of each share of the Series A Preferred Stock shall thereafter be entitled to receive upon the conversion of such share the number of shares of Common Stock of the Corporation which such holder would have owned or be entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the happening of such event;

                           (b) whenever the Corporation shall make any distribution of evidences of its indebtedness or assets, other than any distribution of cash, or rights to subscribe for or purchase any evidences

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                           of the Corporation's indebtedness or assets, the
                           Conversion Rate shall be adjusted so that the number of shares of Common Stock into which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction of which the numerator shall be the Market Price as of the date of such distribution and of which the denominator shall be the Market Price as of such date less the book value per share of Common Stock (as determined in good faith in accordance with generally accepted accounting principles, consistently applied, by the Board of Directors of the Corporation) of the portion of the assets or evidences of indebtedness so distributed or of such subscription or purchase rights (unless the denominator as so calculated would be less than or equal to zero, in which case the denominator shall be deemed to equal one percent (1%) of the Market Price as of the date of such distribution);

                           (c) for the purpose of any adjustment of the Conversion Rate pursuant to this Section E.4, the following provisions shall be applicable:

                                    (1) in the case of the issuance hereafter of options or warrants to purchase or rights to subscribe for Common Stock (collectively, such "Rights"), the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Rights shall be deemed to have been issued at the time such Rights were issued;

                                    (2) in the case of the issuance of
                                    securities by their terms convertible into or exchangeable for Common Stock (collectively, such "Convertible
                                    Securities"), or options or warrants to
                                    purchase or rights to subscribe for
                                    securities by their terms convertible or exchangeable for Common Stock (collectively, such "Related Rights") the aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise of any such Convertible Securities or such Related Rights shall be deemed to have been issued at the time such Convertible Securities or such Related Rights were issued;


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                                    (3) on any change in the number of shares of
                                    Common Stock deliverable upon the exercise of such Rights or Related Rights or upon the conversion, exchange or exercise of such Convertible Securities other than any change resulting from the anti-dilution provisions of such Rights, or Related Rights or Convertible Securities, the Conversion Rate shall forthwith be readjusted to such Conversion Rate, in accordance with the formula in Section E.4(b) above, as would have been in effect had such Rights, Related Rights or Convertible Securities not been converted, exchanged or exercised prior to such change, and had provided for such change in the number of shares deliverable upon a conversion, exchange or exercise at the time initially granted, issued or sold;

                                    (4) on the expiration and/or cancellation of any such Rights, Related Rights or Convertible Securities, the Conversion Rate shall forthwith be readjusted to such Conversion Rate, in accordance with the formula in Section E.4(b) above, as would have been obtained had the adjustment made upon the issuance of such Rights or Related Rights or the issuance of any such Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Related Rights or the conversion, exchange or exercise of any such Convertible Securities;

                           (d) in case the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof are to be received by or distributed to the holders of Common Stock, then each holder of Series A Preferred Stock shall be provided with written notice from the Corporation informing each holder of Series A Preferred Stock of the terms of such reorganization, merger, consolidation or disposition of assets and of the record date thereof for any distribution pursuant

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                           thereto, at least 10 days in advance of such record
                           date, and each holder of Series A Preferred Stock shall have, in addition to the rights provided for herein, the right to receive, at the holder's election, either (i) upon conversion of such Series A Preferred Stock, the number of shares of stock or other securities, property or assets of the Corporation, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock are then convertible immediately prior to such event or (ii) the securities into which the shares of Series A Preferred Stock are converted into, upon, or as a result of such reorganization, merger, consolidation or disposition of assets. Nothing herein shall derogate from the rights of the holders of Series A Preferred Stock to the liquidation preference specified in Section C.3. The provisions of this Section E.4(d) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets;

                           (e) if any other event or circumstance not specifically contemplated in Section E.4. shall occur, such occurrence from which the conversion rights of the holders of Series A Preferred Stock shall not be protected to the extent that such conversion rights are otherwise protected by the provisions and intent of and general principles underlying this Section E.4., the Board of Directors of the Corporation shall make an adjustment in the application and interpretation of Section E.4. so that such conversion rights are protected upon occurrence of such other event or circumstance, in accordance with the intent and general principles of such Section E.4.

                  The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors of the Corporation shall be presumptive evidence of the correctness of any computation made under this Section E.4.

                  5. Notice of Adjustment. Whenever any adjustment is required in respect of the Conversion Rate, the Corporation shall forthwith (a) prepare a statement describing in reasonable detail the adjustment and the method of calculation used, and certified by an independent firm of public accountants or recognized standing selected by the Board of Directors of the Corporation, and
(b) cause a copy of such statement to be mailed to the holders of

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record of the Series A Preferred Stock at the close of business on the day preceding the effective date of such adjustment.

                  6. Fractions. No fractions of shares of stock of any class of the Corporation at any time authorized shall be issuable upon any conversion of the Series A Preferred Stock. In lieu of any such fraction of a share, the person entitled to an interest in respect of such fraction shall be entitled, as determined from time to time by the Board of Directors of the Corporation, to the cash equivalent of such fraction based upon the market value thereof on the date of such conversion, which for the purpose of this Section E.6. shall be as determined in good faith by the Board of Directors of the Corporation.

                  7. Reserves. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock into which all shares of Series A Preferred Stock from time to time outstanding are convertible.

                  8. Status of Converted Shares. Shares of Series A Preferred Stock surrendered for conversion may be reissued as shares of such series or as shares of such other series of Preferred Stock as shall be determined by the Board of Directors of the Corporation."

         IN WITNESS WHEREOF, said Lindatech Inc. has caused this
Certificate to be signed by Adrian D. Wischer, its President, this
______ day of            , 1999.



                                         By:__________________________________
                                            Adrian D. Wischer, President



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